EXHIBIT 99.1

NEWS r e l e a s e	Contact: Richard T. Marabito Chief Financial Officer Telephone: (216) 292-3800 Fax: (216) 292-3974
OLYMPIC STEEL, INC. INITIATES IMPLEMENTATION OF NEW INFORMATION SYSTEM
     Cleveland, Ohio — (July 18, 2006) Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, reported today it has initiated a project to implement a new information system, consolidating its three legacy systems into one integrated system. The objective is to standardize and streamline business processes and improve support for its growing service center and fabrication businesses. After a year of investigating system options, the Company has entered into a licensing agreement with Steelman Software Solutions, Inc., of Toronto, Ontario, Canada, to use their proprietary service center software. The Company will use the services of Hudson Global Resources for consulting, training, and project management during the implementation of the system. The project plan anticipates a 30 month phased implementation beginning in July 2006, with estimated external implementation costs approximating $14 million.
     Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.
     It is Olympic Steel’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release, if any, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
     Such risks and uncertainties include, but are not limited to general and global business, economic and political conditions. The implementation of a new information system requires a significant deployment of capital and a significant use of management and employee time. The implementation could result in difficulties or delays that could have a material adverse effect on our business and results of operations, including the possibility that the timeline, costs or complexities related to the new system implementation will be greater than expected, the possibility that benefits from the new system may be less or take longer to realize than expected; disruptions from the implementation may make it difficult for us to maintain relationships with our respective customers, employees, or suppliers; and other factors such as the availability and adequacy of the proprietary software or consulting, training and project management services. Olympic Steel undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures Olympic Steel makes on related subjects in its reports filed with or furnished to the Securities and Exchange Commission.